Exhibit 99.3

UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, CT 06831

September 6, 2007

CONFIDENTIAL

Mr. Stephen A, Feinberg
Cerberus Capital Management, L.P.
299 Park Avenue
New York, NY 10171

Dear Steve:

          We have not met, but with Brad Jacobs stepping down from United Rentals, Inc.’s board I wanted to introduce myself. The board has asked me to oversee the completion of our transaction with Cerberus. In that connection, I wanted to address with you the recent calls and letter that we received from Cerberus’s acquisition vehicle, RAM Holdings, Inc., asking for a discussion with URI about the terms of the merger agreement.

          As our advisors previously communicated to your colleagues, Steven Mayer and Mike Green, there is no basis for any discussion regarding changes to the merger agreement. The sole basis cited in the letter is your organization’s “concerns about recent unanticipated developments in the credit and financial markets.” We fail to see how these developments have any relevance to our negotiated transaction, as their impact is expressly carved out of the merger agreement. Section 3.1 of the merger agreement, for example, is clear that “facts, circumstances, events, changes, effects or occurrences ... generally affecting the economy or the financial, debt, credit or securities markets in the United States...” do not excuse RAM’s performance under our agreed-upon transaction. Moreover, RAM has committed debt financing which by its terms is not conditioned on the developments referenced in your team’s letter.

          We also question the letter’s characterization of the change in market conditions as “unanticipated.” The merger agreement and related debt commitment letters were signed early in the morning on July 23, 2007. A review of the business press at that time (and in the weeks beforehand) shows that changes and further tightening in the credit markets were widely known and, in any event, were discussed at length during the negotiation of our transaction.

          Simply put, we are sorely disappointed that your organization is now looking to renegotiate our deal without cause or contractual support. Steve and Mike repeatedly represented at the time of our negotiations that Cerberus prided itself on not renegotiating its deals and should be viewed as being in the same league as other top-tier private equity firms. RAM’s seeking any modifications to the merger agreement is wholly inconsistent not only with these representations but also with the good faith discharge of its contractual obligation to use its reasonable best efforts to consummate the merger.

          Finally, RAM’s complaints about our filing the preliminary proxy statement without calling its counsel to discuss the final few comments sent for our review are not warranted. We provided RAM with a number of drafts of the proxy statement, and we waited to file the proxy statement until we had a chance to carefully consider and discuss with our advisors all of the suggestions RAM submitted.

          I hope we can dispense with further communications of this type. We have received enthusiastic feedback about URI from your colleagues on site in Greenwich who are transition

Mr. Stephen A. Feinberg
September 6, 2007

planning, which is not surprising given the performance of the business. We should continue to focus the energy of the group on transition cooperation, working together to finalize the materials RAM will need to complete its financing on the best possible terms, and bringing this transaction to a successful closing under the existing contractual terms.

Very truly yours,

L. Keith Wimbush

cc:	Steven Mayer
RAM Holdings, Inc.
Peter Ehrenberg and Robert Minion
Lowenstein Sandler PC
Roger Schwed, Esq.
United Rentals, Inc.
Cary Kochman and Emily McNeal
UBS Investment Bank
Gary Horowitz and Eric Swedenburg
Simpson Thacher & Bartlett LLP
Board of Directors
United Rentals, Inc.